Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

For Immediate Release	Company Contact: Nancy C. Broadbent Senior Vice President and Chief Financial Officer Orthovita, Inc. 610-640-1775 or 800-676-8482

Orthovita Reports 2011 First Quarter Financial Results

•

First quarter 2011 product sales were $23.8 million compared to $24.1 million in the first quarter of 2010; excluding the $1.1 million sale of Vitomatrix in the first quarter of 2010, total product sales increased 3% in the first quarter of 2011 compared to the year-earlier quarter.

•	Vitoss product sales, led by strong growth in Vitoss Bioactive Foam products, grew 7% in the first quarter of 2011 compared to the first quarter of 2010.

•	First quarter 2011 operating loss improved to $0.2 million compared to $0.4 million in the first quarter of 2010.

•	First quarter 2011 net loss was $1.2 million, or $0.02 per common share, which was consistent with the net loss of $1.2 million, or $0.02 per common share, in the first quarter of 2010.

•	Adjusted EBITDA for the first quarter of 2011 increased 50% to $1.8 million compared to $1.2 million in the first quarter of 2010.

•	Cash, cash equivalents and short-term investments increased $0.7 million during the first quarter of 2011 to $23.1 million at March 31, 2011.

MALVERN, Pennsylvania, USA, May 4, 2011 – Orthovita, Inc. (NASDAQ: VITA), an orthobiologics and biosurgery company, reported financial results for the quarter ended March 31, 2011. Product sales for the first quarter of 2011 were $23.8 million compared to $24.1 million in the first quarter of 2010. Product sales for the first quarter of 2010 included $1.1 million in sales of Vitomatrix™, a bone graft material used in dental products, which sales occurred as part of an agreement to terminate our supply agreement for this product. We do not expect further sales of Vitomatrix. Excluding the Vitomatrix sale, product sales increased 3% in the first quarter of 2011 compared to the first quarter of 2010.

Sales of Vitoss™ Synthetic Bone Graft Substitute products increased 7% in the first quarter of 2011 compared to the year-earlier quarter. Within the Vitoss product family, sales of Vitoss Bioactive Foam products, including Vitoss BA2X launched in February 2011, increased 17%, and sales of Vitoss morsels increased 15%. These increases were partially offset by a 12% decrease in Vitoss Foam products. Sales of Cortoss™ and Aliquot™, the device used to deliver Cortoss, increased 3% in the first quarter of 2011 compared to the year-earlier quarter. Sales of the Company’s biosurgery product portfolio declined 1% in the first quarter of 2011 compared to the first quarter of 2010.

Antony Koblish, President and Chief Executive Officer, said, “We are pleased to see 7% year-over-year growth in our Vitoss product portfolio during a period of challenging market conditions within the spine market. Sales of our Vitoss products also increased 3% sequentially compared to the fourth quarter of 2010. In an increasingly price-sensitive environment, the significant growth of the Vitoss Bioactive Foam products and Vitoss morsels reflects the strong value propositions of these products in their respective categories. Our successful launch of Vitoss BA2X contributed nicely to the growth of our Vitoss Bioactive products. Vitoss Foam participates in a highly competitive market segment, and our strategy with bone-graft customers is to highlight the applicable clinical benefits and cost-effectiveness of our Bioactive and Morsel products, resulting in an expected decline in Vitoss Foam products.”

Gross profit for the quarter ended March 31, 2011 was $15.9 million, or 67% of product sales, compared to $16.7 million, or 69% of product sales, for the first quarter of 2010. The reduction in gross profit as a percentage of product sales was due primarily to increased manufacturing costs for Vitagel as a result of depreciation in the first quarter of 2011 on our recently approved collagen manufacturing facility and a change in product mix. First quarter 2010 product sales included $1.1 million in sales of Vitomatrix, which had higher gross profit margins than the Company’s other products, and there were no Vitomatrix sales in the first quarter of 2011.

During the first quarter of 2011, Orthovita recorded an operating loss of $0.2 million compared to an operating loss of $0.4 million in the first quarter of 2010. The net loss for the first quarter of both 2011 and 2010 was $1.2 million, or $0.02 per common share. Total operating expenses during the first quarter of 2011 declined to $16.1 million compared to $17.1 million in the first quarter of 2010, but these savings were offset by the lower gross profit described above and higher interest expense.

Orthovita’s earnings before interest, taxes, depreciation and amortization, stock-based compensation expense and other non-cash charges, or Adjusted EBITDA, was $1.8 million in the first quarter of 2011, or $0.02 per basic and diluted share, compared to $1.2 million, or $0.02 per basic and diluted share, in the first quarter of 2010. A reconciliation of our reported GAAP net loss to Adjusted EBITDA is included with the Summary Financial Information included with this release.

Cash, cash equivalents and short-term investments were $23.1 million at March 31, 2011, compared to $22.4 million at December 31, 2010. For the three months ended March 31, 2011, the net cash and cash equivalents provided by operating activities was $1.1 million.

Conference Call

Antony Koblish, President and Chief Executive Officer, and Nancy C. Broadbent, Senior Vice President and Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern Time on Thursday, May 5, 2011, to review and discuss the first quarter 2011 financial results. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 60306495. Listeners are advised to dial in ten minutes prior to the scheduled start time for the conference call. A replay of the conference call will be available for two weeks beginning May 5, 2011 at 11:30 a.m. Eastern Time, and ending May 19, 2011, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 60306495.

About the Company

Orthovita, Inc. is a specialty spine and orthopedic company with a portfolio of orthobiologic and biosurgery products. Our products are based on novel and unique proprietary biomaterials that have innovative mechanisms of action in the body. Our orthobiologic platform offers products for the fusion, regeneration and fixation of human bone. Our biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary VitossTM Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. CortossTM Bone Augmentation Material, an injectable, polymer composite that mimics the mechanical characteristics of human cortical bone, provides the basis for our fixation portfolio. Our hemostasis portfolio includes VitagelTM Surgical Hemostat, a proprietary, collagen-based matrix that controls bleeding and facilitates healing, and Vitasure™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the demand and market acceptance of our products, sales growth of our products, and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

(In thousands except per share amounts)

Statements of Operation Data:

	Three months ended March 31,
	2011	as a percentage of sales	2010	as a percentage of sales
PRODUCT SALES	$23,787	100%	$24,077	100%
COST OF SALES	7,875	33%	7,399	31%

GROSS PROFIT	15,912	67%	16,678	69%

OPERATING EXPENSES:
General and administrative expenses	3,157	13%	3,432	14%
Selling and marketing expenses	11,911	50%	12,374	51%
Research and development expenses	1,018	4%	1,282	5%

Total operating expenses	16,086	68%	17,088	71%

OPERATING LOSS	(174)	-1%	(410)	-2%
INTEREST EXPENSE	(989)	-4%	(771)	-3%
INTEREST INCOME	12	0%	10	0%

LOSS BEFORE INCOME TAXES	(1,151)	-5%	(1,171)	-5%
INCOME TAXES	(14)	0%	(15)	0%

NET LOSS	$(1,165)	-5%	$(1,186)	-5%

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.02)		$(0.02)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	76,821		76,502

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

(In thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Financial Information:

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, stock-based compensation expense and other non-cash charges) for the three months ended March 31, 2011 was $1.8 million compared to $1.2 million for the same period in 2010.

Adjusted EBITDA is presented with the expectation that it will assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA as a factor in evaluating the effectiveness of our current and planned business strategies. A reconciliation of our reported net loss to Adjusted EBITDA in accordance with Generally Accepted Accounting Principles (GAAP) is as follows:

2011 Actual Results:

	Three months ended March 31,
	2011	2010
Reported GAAP Net Loss	$(1,165)	$(1,186)
Adjustments:
Minus: Interest income	(12)	(10)
Plus: Interest expense	989	771
Plus: Income taxes	14	15
Plus: Depreciation and amortization	1,295	889
Plus: Stock-based compensation	571	494
Plus: Inventory reserve charges	100	255

Adjusted EBITDA	$1,792	$1,228

Adjusted EBITDA per common share, basic	$0.02	$0.02

Adjusted EBITDA per common share, diluted	$0.02	$0.02

Shares used in computing basic Adjusted EBITDA per common share	76,821	76,502

Shares used in computing diluted Adjusted EBITDA per common share	76,965	77,241

Reconciliation of GAAP to Non-GAAP Financial Information for EBITDA (continued):

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

(1)	Adjusted EBITDA does not reflect our cash expenditures for capital expenditures or contractual commitments;

(2)	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs;

(3)	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest on our $35 million principal balance of outstanding notes payable;

(4)	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect cash requirements for replacement of such assets;

(5)	While the inclusion of actual inventory reserve charges are noncash charges for the historical periods presented, the inclusion of such charges does not reflect cash requirements to replace assets;

(6)	Stock-based compensation is and will remain a key element of our overall long-term incentive compensation program; and

(7)	Other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We primarily rely on our GAAP results and use Adjusted EBITDA only as a supplemental analysis.

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

(continued)

(Dollars in thousands)

	March 31, 2011	December 31, 2010
Balance Sheet Data:
Cash and cash equivalents	$8,332	$11,059
Short-term investments	14,793	11,305
Accounts receivable, net	12,624	11,877
Inventories	23,293	22,035
Other current assets	706	631

Total current assets	59,748	56,907
Property and equipment, net	16,463	16,809
License and technology intangibles, net	9,511	9,884
Other assets	581	475

Total assets	$86,303	$84,075

Current liabilities	10,214	7,700
Notes payable, net of debt discount	34,500	34,415
Other long-term liabilities	396	387

Total liabilities	45,110	42,502
Total shareholders’ equity	41,193	41,573

Total liabilities and shareholders’ equity	$86,303	$84,075

Cash Flow Data:
	Three months ended March 31,
	2011	2010
Net cash provided by (used in) operating activities	$1,080	$(3,671)

Net cash (used in) provided by investing activities	$(3,972)	$2,423

Net cash provided by financing activities	$39	$751